EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration No. 333-105058, on Form S-8, of our report dated April 2, 2007, relating to the consolidated financial statements of FiberNet Telecom Group, Inc. (the “Company”) for the year ended December 31, 2006, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
New York, New York March 28, 2008